                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


 Current Report Pursuant to Section 13 or 15(d) of The Securities Exchange
                                  Act of 1934

                        Date of Report: December 8, 2000

                        (Date of earliest event reported)

                                 EXELIXIS, INC.
             (Exact name of registrant as specified in its charter)


           Delaware                         0-30235                    04-3257395
(State or other jurisdiction of     (Commission File Number)        (I.R.S. Employer
incorporation or organization)                                   Identification Number)


                                 170 Harbor Way
                                  P.O. Box 511
                          South San Francisco, CA 94083
          (Address of principal executive offices, including zip code)
                                 (650) 837-7000
              (Registrant's telephone number, including area code)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

(a) Effective December 8, 2000, Athens Acquisition Corp., a Delaware corporation ("Merger Sub") and a wholly-owned subsidiary of Exelixis, Inc., a Delaware corporation ("Exelixis" or the "Company"), was merged with and into (the "Merger") Agritope, Inc., a Delaware corporation ("Agritope"). The Merger was accomplished pursuant to an Agreement and Plan of Merger and Reorganization, dated as of September 7, 2000, among Exelixis, Agritope and Merger Sub (the "Merger Agreement"). The Merger occurred following the approval of the Merger Agreement by the stockholders of Agritope at a special meeting of stockholders held on December 8, 2000 and satisfaction of certain other closing conditions. Pursuant to the Merger Agreement, each then-outstanding share of Agritope capital stock was converted into the right to receive 0.35 of a share of Exelixis common stock (the "Exchange Ratio"), with Agritope surviving as a wholly-owned subsidiary of Exelixis and renamed Exelixis Plant Sciences, Inc.

Approximately 2.6 million shares of Exelixis common stock will be issued to former Agritope stockholders and holders of rights exercisable for shares of stock of Agritope in exchange for the acquisition by Exelixis of all outstanding Agritope capital stock. Holders of outstanding Agritope common stock and Series A preferred stock will receive approximately 1.7 million shares of Exelixis common stock. Unexpired and unexercised options and warrants to purchase shares of Agritope capital stock will be assumed by Exelixis pursuant to the Merger and converted into fully vested options and warrants to purchase approximately 890,000 shares of Exelixis common stock. Pursuant to the Merger Agreement, the Exchange Ratio was calculated by dividing $14.00 by the average closing price of Exelixis common stock for the 20 trading days ending on, and including, the fifth trading day prior to the closing of the Merger, subject to the issuance of a minimum of 0.28 of a share and a maximum of 0.35 of a share of Exelixis common stock for each outstanding share of Agritope capital stock. The Exchange Ratio was determined in arms' length negotiations and took account of several factors concerning the relative valuations of Agritope and Exelixis. The Agritope board of directors received an opinion from its financial advisor that the merger consideration to be received by holders of Agritope common stock pursuant to the Merger Agreement was fair to the holders of Agritope common stock from a financial point of view. The Merger is intended to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended, and will be accounted for using the purchase method of accounting.

The shares issued to Agritope stockholders were registered pursuant to a Registration Statement on Form S-4 (No. 333-47710), as amended, pursuant to the Securities Act of 1933, as amended, which was declared effective by the Securities Exchange Commission ("SEC") on October 31, 2000 (the "Form S-4").

The description contained in this Item 2 of the transactions consummated pursuant to the terms and conditions of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached as Appendix A to the Form S-4. The press release issued by the Registrant on December 8, 2000 concerning the closing of this acquisition was filed with the SEC on December 8, 2000 on Form 425 and is incorporated herein by reference. For a more detailed description of the Merger and the Merger Agreement, reference is made to the Form S-4.

(b) Agritope is an agricultural biotechnology company that develops improved plant products and provides technology to the agricultural industry. Agritope is comprised of two business segments: Agritope Research and Development and a majority-owned subsidiary, Vinifera, Inc., which propagates and markets grapevines to the U.S. premium wine grape production industry.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements of Business Acquired

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                         AGRITOPE, INC. AND SUBSIDIARIES


Reports of Independent Accountants...........................................................................   3
Consolidated Balance Sheets..................................................................................   4
Consolidated Statements of Operations........................................................................   5
Consolidated Statements of Changes in Stockholders' Equity...................................................   6
Consolidated Statements of Cash Flows........................................................................   7
Notes to Consolidated Financial Statements....................................................................  8

AGRITOPE, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Agritope, Inc.

We have audited the accompanying consolidated balance sheets of Agritope, Inc. (a Delaware corporation) and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Agritope, Inc. and subsidiaries as of September 30, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 2000 in conformity with accounting principles generally accepted in the United States.


ARTHUR ANDERSEN LLP


Portland, Oregon
December 19, 2000

AGRITOPE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30,                                                                2000                1999
ASSETS
Current assets
Cash and cash equivalents.......................................             $1,373,333         $4,203,937
Trade accounts receivable, net..................................                713,001            355,187
Other accounts receivable.......................................                151,599            165,480
Due from affiliate..............................................                     --            119,088
Inventories.....................................................              4,439,836          5,053,888
Prepaid expenses................................................                111,138             73,440
                                                                            -----------        -----------
Total current assets............................................              6,788,907          9,971,020

Property and equipment, net.....................................              2,881,909          3,511,824
Patents and proprietary technology, net.........................              2,051,041          1,945,586
Other assets and deposits ......................................                 42,752             42,752
                                                                            -----------        -----------
                                                                            $11,764,609        $15,471,182
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable................................................               $807,837           $642,178
Due to affiliate, net...........................................                123,860                 --
Revolving line of credit........................................              1,484,000          1,463,000
Advances from minority shareholders of subsidiary...............                868,062            180,616
Current portion of installment notes payable....................                  4,576              4,576
Current portion of lease liability..............................                  3,000            140,935
Deposits on customer orders.....................................                554,295          1,173,303
Salaries, benefits and other accrued liabilities................              1,542,091            580,028
                                                                            -----------        -----------
Total current liabilities.......................................              5,387,721          4,184,636

Long-term portion of installment notes payable..................                  1,378              5,465
Minority interest...............................................              1,534,361          1,958,538

Commitments and contingencies

Stockholders' equity
Preferred stock, par value $.01
  10,000,000 shares authorized; 714,285 shares
  issued and outstanding........................................                  7,143              7,143
Common stock, par value $.01
  30,000,000 shares authorized; 4,151,999 shares and 4,070,612
  issued and outstanding........................................                 41,520             40,706
Additional paid-in capital......................................             60,930,554         60,369,181
Accumulated deficit.............................................            (56,138,068)       (51,094,487)
                                                                            -----------        -----------
                                                                              4,841,149          9,322,543

                                                                            $11,764,609        $15,471,182



        The accompanying notes are an integral part of these statements.

AGRITOPE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED SEPTEMBER 30,                        2000            1999            1998
Revenues
Product sales ..................................   $  4,250,268    $  2,503,377    $  2,574,976
Government research grants .....................        423,254         313,876         224,688
Research projects with strategic partners ......        360,323         497,800            --
Research projects with affiliate ...............      2,305,754         236,416            --
                                                   ------------    ------------    ------------
                                                      7,339,599       3,551,469       2,799,664
Costs and expenses
Product costs ..................................      4,498,832       2,333,673       3,414,293
Research and development expenses ..............      4,397,649       3,105,183       2,471,374
Selling, general and administrative expenses ...      3,735,319       3,685,291       3,138,437
                                                   ------------    ------------    ------------
                                                     12,631,800       9,124,147       9,024,104

Loss from operations ...........................     (5,292,201)     (5,572,678)     (6,224,440)

Other income (expense), net
Interest income ................................        120,994         102,742         224,350
Interest expense ...............................       (205,561)        (21,446)         (1,248)
Gain on sale of stock of subsidiary ............           --           289,603            --
Gain on sale of investment in affiliated company        124,670            --              --
Merger related costs ...........................       (503,488)           --              --
Other, net .....................................         42,611         166,365        (125,052)
                                                   ------------    ------------    ------------
                                                       (420,774)        537,264          98,050

Minority interest in subsidiary net loss .......        669,394         360,008         882,423
                                                   ------------    ------------    ------------

Net loss .......................................   $ (5,043,581)   $ (4,675,406)   $ (5,243,967)

Net loss per share (basic and diluted) .........   $      (1.23)   $      (1.15)   $      (1.42)

Weighted number of shares outstanding used
   in net loss per share .......................      4,115,916       4,061,474       3,705,490

        The accompanying notes are an integral part of these statements.

AGRITOPE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                 PREFERRED        COMMON     ADDITIONAL      ACCUMULATED
                                                    STOCK          STOCK   PAID-IN CAPITAL      DEFICIT
Balances at September 30, 1997 .............   $       --     $     26,908   $ 45,910,932    $(41,175,114)
Compensation expense for
 Stock option grants .......................           --             --          390,420            --
Common stock issued as compensation-
  15,670 shares ............................           --              157         40,345            --
Common stock issued in private placement-
  1,343,704 shares .........................           --           13,437     10,322,333            --
Preferred stock issued in private placement-
  214,285 shares ...........................          2,143           --        1,497,852            --
Equity issuance costs ......................           --             --       (2,023,347)           --
Cash contribution from Epitope, Inc. .......           --             --        1,248,140            --
Net loss for the year ......................           --             --             --        (5,243,967)
                                               ------------   ------------   ------------    ------------
Balances at September 30, 1998 .............          2,143         40,502     57,386,675     (46,419,081)
Compensation expense for
  Stock option grants ......................           --             --          457,861            --
Common stock issued as compensation-
  20,462 shares ............................           --              204         40,953            --
Preferred stock issued in private placement-
  500,000 shares ...........................          5,000           --        2,615,000            --
Equity issuance costs ......................           --             --         (131,308)           --
Net loss for the year ......................           --             --             --        (4,675,406)
                                               ------------   ------------   ------------    ------------
Balances at September 30, 1999 .............          7,143         40,706     60,369,181     (51,094,487)
Common stock issued as compensation -
 71,242 shares .............................           --              713        119,731            --
Compensation expense for stock option grants           --             --          420,378            --
Common stock issued upon exercise of stock
 Options - 10,145 shares ...................           --              101         31,564            --
Equity issuance costs ......................           --             --          (10,300)           --
Net loss for the year ......................           --             --             --        (5,043,581)
                                               ------------   ------------   ------------    ------------
Balances at September 30, 2000 .............   $      7,143   $     41,520   $ 60,930,554    $(56,138,068)

The accompanying notes are an integral part of these statements.

AGRITOPE, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED SEPTEMBER 30,                                                 2000               1999               1998
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss.............................................................     $(5,043,581)      $(4,675,406)       $(5,243,967)
Adjustments to reconcile net loss to net cash
  used in operating activities:
Depreciation and amortization .......................................       1,329,086         1,307,937            951,209
Loss on sale of property.............................................              --             3,637                 54
Gain on sale of equity in subsidiary.................................              --          (289,603)                --
Gain on sale of investment in affiliated company.....................        (124,670)               --                 --
Compensation expense for stock awards................................         120,444            41,157             40,502
Compensation expense for stock option grants of subsidiary...........          47,717           119,103                 --
Compensation expense for stock option grants.........................         420,378           457,861            390,420
Minority interest in subsidiary net loss.............................        (669,394)         (360,008)          (882,423)
Imputed interest expense on minority shareholders' advances..........          60,000                --                 --
(Increase) decrease in accounts receivable and other receivables.....        (343,933)          637,883           (535,637)
(Increase) in due from/to affiliate..................................         242,948          (119,088)                --
(Increase) decrease in inventories...................................         614,052        (1,764,716)        (1,207,877)
(Increase) decrease in prepaid expenses..............................         (37,698)           98,756            104,028
(Increase) decrease in other assets and deposits.....................              --           (14,233)            (1,722)
Increase in accounts payable and accrued liabilities.................       1,127,722           545,955             86,966
Increase (decrease) in deposits on customer orders...................        (619,008)          573,359            210,013
Other................................................................              --                --            162,647
                                                                         ------------  -----------------       -----------
Net cash used in operating activities................................      (2,875,937)       (3,437,406)        (5,925,787)

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment..................................        (374,567)         (446,730)        (2,126,906)
Proceeds from sale of property.......................................              --               900             11,033
Proceeds from sale of equity of subsidiary...........................         137,500           873,836                 --
Proceeds from sale of investment in affiliated company...............         124,670                --                 --
Investment in affiliated companies...................................              --                --             70,000
Expenditures for patents and proprietary technology..................        (430,059)         (485,352)          (646,712)
                                                                         ------------  -----------------       -----------
Net cash used in investing activities................................        (542,456)          (57,346)        (2,692,585)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on long-term debt.................................          (4,087)           (4,452)            (4,331)
Payments on long-term lease liability................................        (137,935)         (333,254)          (317,920)
Net proceeds from revolving line-of-credit...........................          21,000         1,463,000                 --
Advances from minority shareholders of subsidiary....................         687,446           180,616                 --
Proceeds from issuance of stock, net.................................          21,365         2,488,692          9,812,418
Minority interest investment in subsidiary...........................              --                --          1,779,768
Cash from Epitope, Inc...............................................              --                --          1,248,140
                                                                         ------------  -----------------       -----------
Net cash provided by financing activities............................         587,789         3,794,602         12,518,075

Net (decrease) increase in cash and cash equivalents.................      (2,830,604)          299,850          3,899,703
Cash and cash equivalents at beginning of period.....................       4,203,937         3,904,087              4,384
                                                                         ------------  -----------------       -----------
Cash and cash equivalents at end of period...........................      $1,373,333        $4,203,937         $3,904,087

The accompanying notes are an integral part of these statements.

AGRITOPE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1  THE COMPANY

Agritope, Inc. (the "Company" or "Agritope") is an Oregon-based agricultural biotechnology company that develops improved plant products and provides technology to the agricultural industry. Its 57% owned subsidiary, Vinifera, Inc. ("Vinifera"), offers superior grapevine plants to the premium wine industry together with disease testing and elimination services. Agrinomics LLC ("Agrinomics") is a 50% owned subsidiary that conducts a gene discovery program. Superior Tomato Associates, LLC ("Superior Tomato") is a 66-2/3% owned subsidiary formed to develop and market longer-lasting tomatoes. Prior to December 30, 1997, Agritope was a wholly-owned subsidiary of Epitope, Inc. ("Epitope"), an Oregon corporation engaged in the development and marketing of medical diagnostic products.

On September 7, 2000, the Company entered into an agreement under which the Company would merge with and into a subsidiary of Exelixis, Inc. On December 8, 2000, the stockholders of the Company approved the transaction, and the Company became a wholly-owned subsidiary of Exelixis, Inc., renamed Exelixis Plant Sciences, Inc. Stockholders of the Company will receive 0.35 of a share of common stock of Exelixis, Inc. for each share of capital stock of the Company held on December 8, 2000. In connection with the merger, the Company incurred prior to September 30, 2000, $503,488 of merger related costs which were expensed and included in "Other income (expense), net" in the accompanying statements of operations.

BASIS OF PRESENTATION. The accompanying consolidated financial statements include the assets, liabilities, revenues and expenses of Agritope and its majority owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. The Agrinomics subsidiary is accounted for using the equity method.

NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS. For purposes of the consolidated balance sheets and statements of cash flows, all highly liquid investments with maturities at time of purchase of three months or less are considered to be cash equivalents.

INVENTORIES. Inventories, consisting principally of growing grapevine plants at Vinifera, are recorded at the lower of average cost or market. Average cost includes all direct and indirect costs attributable to the growing grapevine plants. Inventory is summarized as follows:

SEPTEMBER 30                                                         2000             1999
Operating supplies .......................................       $185,657       $  143,757
Work-in-process ..........................................      3,052,009        1,437,617
Finished goods ...........................................      1,202,170        3,472,514
                                                                ---------        ---------
                                                               $4,439,836      $ 5,053,888


DEPRECIATION AND CAPITALIZATION POLICIES. Property and equipment are stated at cost less accumulated depreciation. Expenditures for repairs and maintenance are charged to operating expense as incurred. Expenditures for renewals and betterments are capitalized. Depreciation and amortization of property and equipment are calculated primarily under the straight-line method over the estimated useful lives of the related assets (three to seven years). Leasehold improvements are amortized over the shorter of estimated useful lives or the terms of the related leases. When assets are sold or otherwise disposed of, cost and related accumulated depreciation or amortization are removed from the accounts and any resulting gain or loss is included in results of operations.

AGRITOPE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

ACCOUNTING FOR LONG-LIVED ASSETS. The Company reviews its long-lived assets for impairment periodically or as events or circumstances indicate that the carrying amount of long-lived assets may not be recoverable. If the estimated net cash flows are less than the carrying amount of the long-lived assets, the Company recognizes an impairment loss in an amount necessary to write down long-lived assets to fair value as determined from expected discounted future cash flows. This accounting policy is consistent with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

PATENTS AND PROPRIETARY TECHNOLOGY. Direct costs associated with patent submissions and acquired technology are capitalized and amortized over their minimum estimated economic useful lives, generally five years. Amortization and accumulated amortization are summarized as follows:

                                                   2000              1999             1998
Amortization for the year...............       $324,604          $276,764       $  186,406
Accumulated amortization................      1,020,796           696,192          419,428

FAIR VALUE OF
 FINANCIAL INSTRUMENTS. The carrying amounts for cash equivalents, accounts receivable, accounts payable and revolving line of credit approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount for installment notes payable approximates fair value because the related interest rates are comparable to rates currently available to the Company for debt with similar terms and maturities. The Company does not have any derivative financial instruments.

REVENUE RECOGNITION. Product sales are recognized when the related products are shipped and title passes. Grant and contract revenues include funds received under research and development agreements with various entities. These grants and contracts generally provide for progress payments as expenses are incurred and certain research milestones are achieved. Revenue related to such grants and contracts is recognized as research milestones are achieved. Accounts receivable are stated net of an allowance for doubtful accounts of $25,105 as of September 30, 2000 and $24,054 as of September 30, 1999.

MAJOR CUSTOMER. No single customer accounted for more than 5% of revenue during the years ended September 30, 2000 and 1999. For the year ended September 30, 1998, one customer purchased $829,578 of grapevine plants from Vinifera, representing 32.2% of Vinifera's revenue. See also Note 8 for revenues with strategic partners and an affiliate.

RESEARCH AND DEVELOPMENT. Research and development expenditures are comprised of those costs associated with Agritope's ongoing research and development activities to develop superior new plants. Expenditures for research and development also include costs incurred under contracts to develop certain products, including those contracts resulting in grant and contract revenues. All research and development costs are expensed as incurred.

INCOME TAXES. The Company accounts for certain revenue and expense items differently for income tax purposes than for financial reporting purposes. These differences arise principally from methods used in accounting for stock options and depreciation rates. Deferred tax assets and liabilities are recognized based on temporary differences between the financial statement and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the temporary differences are expected to reverse.

AGRITOPE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

STOCK-BASED COMPENSATION. In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 allows companies which have stock-based compensation arrangements with employees to adopt a fair-value basis of accounting for stock options and other equity instruments or to continue to apply the existing accounting rules under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), but with additional financial statement disclosure. The Company has elected to apply the existing accounting rules under APB 25 to its stock-based compensation plans. See Note 6.

NET LOSS PER SHARE. Basic earnings per share ("EPS") and diluted EPS are computed using the methods prescribed by Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). Basic EPS is calculated using the weighted-average number of common shares outstanding for the period and diluted EPS is computed using the weighted-average number of common shares and dilutive common equivalent shares outstanding. Basic and diluted EPS are the same for all periods presented since the Company was in a loss position in all periods. The following potentially dilutive securities are excluded from net loss per share calculations as their effect would have been antidilutive:

YEAR ENDED SEPTEMBER 30                                 2000              1999              1998
Options to purchase common stock........           1,837,843         1,708,103         1,255,264
Warrants to purchase common stock.......             708,333           708,333           583,333
Preferred stock convertible into common stock...     714,285           714,285           214,285
                                                  ----------         ---------         ---------
                                                   3,260,461         3,130,721         2,052,882


SUPPLEMENTAL CASH FLOW INFORMATION.

YEAR ENDED SEPTEMBER 30                      2000            1999          1998
Cash paid for interest .............       $145,561       $ 21,446       $  1,248
Non-cash financing activity:
Fair value of warrants issued in
  connection with private placements           --          120,000        929,842

MANAGEMENT ESTIMATES. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates relating to assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could vary from these estimates.

RECLASSIFICATIONS. Reclassifications have been made to prior year amounts to conform to current year presentation.

NOTE 3  INVESTMENT IN AFFILIATED COMPANIES

In June 2000, Agritope received $124,670 from the sale of its interest in UAF, LP, resulting in a gain of $124,670 which is included under the caption "Other income (expense), net" in the accompanying consolidated statements of operations for 2000.

In June 1998, Vinifera accepted an offer to sell its minority interest in Vinifera Sudamericana, S.A. to the majority shareholder for $70,000. The resultant non-cash loss on disposition of $130,000 is included in "Other, net" under the caption "Other income (expense), net" in the accompanying consolidated statements of operations for 1998.

AGRITOPE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4  PROPERTY AND EQUIPMENT

Property and equipment are summarized as follows:

SEPTEMBER 30                                                         2000             1999
Land........................................................  $    30,020     $     30,020
Grapevine propagation blocks................................    1,800,491        1,723,317
Production equipment........................................      121,400          120,031
Buildings and improvements..................................    2,486,994        2,483,556
Research and development laboratory equipment...............      896,271          840,259
Office furniture and equipment..............................      918,644          795,553
Leasehold improvements......................................      285,165          317,016
Construction in progress....................................      275,318          136,589
                                                              -----------       ----------
                                                                6,814,303        6,446,341
Less accumulated depreciation and amortization..............   (3,932,394)      (2,934,517)
                                                              -----------       ----------
                                                               $2,881,909     $  3,511,824

NOTE 5  BORROWING ARRANGEMENTS

ADVANCES TO VINIFERA FROM MINORITY SHAREHOLDERS. In September 1999, certain minority shareholders of Vinifera agreed to advance $519,000, interest-free, to Vinifera. The amounts to be advanced are equal to the second installment payable by the shareholders to Agritope under certain stock purchase agreements. They are to be repaid to the shareholders on or before the due date for the second installment, which Agritope has agreed to extend to February 1, 2001. The advances are included in current liabilities in the accompanying financial statements. The first advances, totaling $180,616 were made in 1999. The remaining advances were made in October 1999 of fiscal year 2000. See Note 6 for further details with respect to the stock purchase agreements.

In 2000, two minority shareholders, including the chief executive officer of Vinifera, agreed to advance up to $600,000, interest-free, to Vinifera, to be repaid from proceeds of any future equity financing. As of September 30, 2000, $349,062 has been advanced related to these agreements.

As of September 30, 2000, $868,062 of advances from minority shareholders were outstanding and are reflected as current liabilities in the accompanying balance sheet. During 2000, the Company recorded imputed interest expense of $60,000 related to advances from minority shareholders.

REVOLVING LINE OF CREDIT. In June 1999, Vinifera borrowed $1.1 million from a commercial bank under a revolving line of credit. The proceeds were used to finance inventory production and repay a $1 million line of credit advanced by Agritope. The line provides for borrowings of up to $1.5 million, of which $1,484,000 and $1,463,000 was outstanding as of September 30, 2000 and 1999, respectively. It is secured by Vinifera's inventories and accounts receivable and is guaranteed by one of Vinifera's minority shareholders. The line bears interest at the prime rate (9.5% as of September 30, 2000). It expires on February 1, 2001.

AGRITOPE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 STOCKHOLDERS' EQUITY

VINIFERA COMMON STOCK. In January 2000, Vinifera entered into a stock purchase agreement with a certain minority shareholder. Under the terms of the agreement, 50,000 shares of Vinifera stock were issued and sold to the purchaser for $137,500. The transaction did not materially change Agritope's percentage ownership of 57%.

In June 1999, Agritope entered into stock purchase agreements with certain minority shareholders of Vinifera pursuant to which minority ownership of Vinifera will increase from 36% to approximately 50% over a three-year period. In a related transaction, also in June 1999, Vinifera repaid the $1 million balance on its working capital line of credit to Agritope and replaced the line with a $1.5 million revolving bank line of credit that is guaranteed by a minority shareholder. In July 1999, the minority shareholders made the first purchases under the stock purchase agreements. Agritope received proceeds totaling $873,836 and its ownership interest in Vinifera was reduced from 64% to 57%. The gain on the first purchases amounted to $289,603 and is included in Other income (expense).


In June 1998, Vinifera sold 898,269 shares of common stock to certain minority shareholders for $1.8 million. In connection with the terms of the related stock purchase agreements, Agritope canceled $4 million of working capital loans to Vinifera in exchange for 2 million shares of common stock of Vinifera. The transactions increased Agritope's percentage ownership from 61% to 64%.

WARRANTS TO PURCHASE COMMON STOCK. As of September 30, 2000, the following warrants to purchase common stock were outstanding:

DATE OF ISSUANCE                SHARES       EXERCISE PRICE       EXPIRATION DATE
September 24, 1999.........     125,000                $ 7.00     September 30, 2004
April 30, 1998.............      83,333                $ 7.34     December 30, 2000
December 30, 1997..........     500,000                $ 7.00     December 30, 2000
                                -------
                                708,333


SERIES A PREFERRED STOCK. Agritope's board of directors has designated 1 million shares of Agritope preferred stock, par value $.01 per share, as Series A Preferred Stock ("Series A Preferred"). The Series A Preferred has preemptive rights and the right to elect a director, but otherwise has rights substantially equivalent to Agritope common stock and is convertible at any time into shares of Agritope common stock on a share-for-share basis, subject to adjustment upon the occurrence of certain events. In connection with a research agreement, Vilmorin Clause & Cie ("Vilmorin") purchased 214,285 shares of Series A Preferred in 1998 at a price of $7 per share. See Note 8.

In September 1999, the Company completed a $2.5 million private placement of 500,000 shares of Series A Preferred Stock at a price of $5 per share. Vilmorin purchased the shares. For every four shares of Series A Stock purchased in the private placement, Vilmorin also received a warrant to purchase one additional share of Series A Stock at a price of $7 per share at any time over the next five years. The fair value of such warrants, $120,000, is included in "Preferred stock issued in private placement" with a corresponding charge to "Equity issuance costs" in the accompanying statement of stockholders equity. Each share of Series A Stock is convertible into one share of Agritope Common Stock. Vilmorin subsequently sold 150,000 shares of Series A Stock together with the related warrants to an Israeli seed company, Hazera Quality Seeds Ltd.("Hazera"), for $750,000. After completion of the sales, Vilmorin owned 564,285 shares of Series A Stock, or 11.8% of the outstanding capital stock of Agritope. Hazera's holdings amounted to 3.1% of Agritope's outstanding capital stock.

AGRITOPE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 STOCKHOLDERS' EQUITY, CONTINUED

STOCK AWARD PLAN. In November 1997, the Agritope, Inc. 1997 Stock Award Plan (the "Award Plan") was adopted by Agritope's board of directors and approved by Epitope as Agritope's sole stockholder. The Award Plan provides for stock-based awards to employees, outside directors, members of scientific advisory boards and consultants. Awards that may be granted under the Award Plan include incentive stock options, nonqualified stock options, stock appreciation rights, restricted awards, performance awards and other stock-based awards. The Award Plan provides for the issuance of a total of up to 2,000,000 shares of Agritope common stock, subject to adjustment for changes in capitalization. Options for 162,157 shares were available for future grants under the Award Plan as of September 30, 2000.

The following tables summarizes Award Plan activity (shares and weighted average prices):

                                                 2000                    1999                 1998
                                           SHARES     PRICE        SHARES     PRICE      SHARES     PRICE
Outstanding, beginning of period ...    1,708,103    $4.70      1,255,264    $ 5.54          -- $       --
Granted ............................      250,525     4.64        509,439      2.80   1,422,664       5.51
Exercised ..........................      (10,145)    3.12             --        --          --         --
Canceled ...........................     (110,640)    5.18        (56,600)     5.91    (167,400)      5.31
                                        ----------              ----------            ----------
Outstanding, end of period .........    1,837,843     4.67      1,708,103      4.70   1,255,264       5.54

Exercisable.........................      738,302     5.06        369,445      5.38      65,000       5.07
Weighted average fair value of
  options granted...................                  1.78                     0.90                   3.68

The amounts granted above include options granted to consultants in 1999 and 1998 covering 10,000 and 65,000 shares, respectively, at average exercise prices of $2.00 and $5.07, respectively. In accordance with SFAS 123, Agritope recognized compensation expense for these awards in 1999 and 1998 totaling $7,500 and $81,000, respectively, based on the fair value of the options as determined using the Black-Scholes method of valuation. With respect to options granted in 1999 and 1998 to participants other than consultants, Agritope will recognize compensation expense of $22,500 and $1,902,065, respectively, representing discounts from market prices on date of grant, which will be amortized over the vesting period of the options, in accordance with APB 25. No options granted in 2000 were granted below fair market value at the date of the grant. Amortization in 2000, 1999 and 1998 amounted to $420,378, $450,361 and $309,420, respectively.

The following table summarizes information about stock options outstanding as of September 30, 2000:

                                    REMAINING       WEIGHTED                         WEIGHTED
                       SHARES      CONTRACT LIFE     AVERAGE          SHARES          AVERAGE
EXERCISE PRICE       OUTSTANDING     (YEARS)      EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
$2.00 to $3.23....        457,079      8.34         $ 2.16             81,589        $ 2.03
$5.00 to $5.70....      1,159,164      7.00           5.24            580,234          5.23
$6.58 to $7.00....        221,600      8.15           6.88             76,479          7.00
                       ----------                                    --------
                        1,837,843      7.47           4.67            738,302          5.06

EMPLOYEE STOCK PURCHASE PLAN. Also in November 1997, Agritope's board of directors and Epitope, as Agritope's sole stockholder, approved the Agritope, Inc. 1997 Employee Stock Purchase Plan (the "Purchase Plan"), covering up to 250,000 shares of Agritope common stock which Agritope employees may subscribe to purchase during offering periods to be established from time to time. The Compensation Committee of Agritope's board of directors was granted authority to determine the number of offering periods, the number of shares offered and the length of each period. No more than three offering periods (other than Special Offering Subscriptions as defined in the Purchase Plan) may be set during each fiscal year. The purchase price for stock purchased under the Purchase Plan is the lesser of 85% of the fair market value of a share on the last trading day before the offering date established for the offering period and 85% of the fair market value of a share on the date the purchase period ends (or any earlier purchase date provided for in the Purchase Plan). As of September 30, 1999, employees had subscribed to purchase 43,053 shares over a 24-month period at an initial price of $0.93 per share. During the year ended September 30, 1999, 754 shares, with a weighted-average fair market value of $2.93 per share, were issued at a price of $0.93 per share. No offerings were made in the year ended September 30, 2000. As of September 30, 2000, employees had subscribed to purchase 27,586 shares over a 24-month period at an initial price of $0.93 per share. During the year ended September 30, 2000, 11,107 shares, with a weighted-average fair market value of $7.12 per share, were issued at a price of $0.93 per share and subscriptions equal to 4,360 shares were cancelled due to employee terminations.

VINIFERA STOCK AWARD PLAN. In 1993, Vinifera adopted a stock award plan, which was approved by Agritope as the sole shareholder of Vinifera. The plan provided for issuance of options to purchase up to 2,000,000 shares of Vinifera common stock. In 1993, Vinifera granted options to purchase 100,000 shares for $1.00 per share, a price equal to the market value as determined by Vinifera's board of directors. No options were granted from 1994 until 1999. In 1999, Vinifera granted options to purchase 525,000 shares for $1.50 per share, representing a discount of $0.50 from the market price as determined by the board of directors. In 2000, Vinifera granted options to purchase 50,000 shares for $1.53 per share, representing a discount of $0.53 from the market price as determined by the board of directors. Also during 2000, Vinifera granted options to purchase 50,000 shares for $2.00 per share, which was deemed to be the fair market value at the date of grant. During 2000, 162,500 options, at a weighted average price of $1.50, were cancelled due to employee terminations. As of September 30, 2000, options were outstanding to purchase 562,500 shares at a weighted average exercise price of $1.46, for which options on 302,500 shares were exercisable, at a weighted-average price of $1.34. In accordance with APB 25, Vinifera will recognize compensation expense of $281,000 over a four-year period. Amortization of such expense was $47,717, $119,103 and $0, in 2000, 1999 and 1998 respectively.

As required by SFAS 123, the Company has computed, for pro forma disclosure purposes, the value of options granted and amortized over the vesting periods using the Black-Scholes option pricing model. The assumptions used for stock option grants were as follows:

FOR THE YEAR ENDED SEPTEMBER 30                    2000              1999              1998
Risk-free interest rate.................            6%                 5%                5%
Expected dividend yield.................            -                  -                  -
Expected life (years)...................            4                  4                  4
Expected volatility.....................           123%               80%               55%

The assumptions used for rights granted under the employee stock purchase plan in 1999 were a risk-free interest rate of 5%, an expected dividend yield of zero, an expected volatility of 80% and an expected life of two years. No rights were granted during fiscal year 2000.

If the Company had accounted for its stock-based compensation plans in accordance with SFAS 123, the Company's net loss and net loss per share would have increased as follows:

FOR THE YEAR ENDED SEPTEMBER 30                    2000              1999               1998
Net loss:
As reported.............................    $ (5,043,581)    $ (4,675,406)      $ (5,243,967)
Pro forma...............................    $ (6,325,957)    $ (5,937,886)      $ (6,165,274)

Net loss per share:
As reported.............................        $ (1.23)         $ (1.15)           $ (1.42)
Pro forma...............................        $ (1.54)         $ (1.46)           $ (1.66)

AGRITOPE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7  INCOME TAXES

As of September 30, 2000, Agritope had net operating loss carryforwards of approximately $45.7 million and $32.9 million to offset federal and Oregon state taxable income, respectively. These net operating loss carryforwards will expire if not used by Agritope, as follows:

YEAR OF EXPIRATION                                                FEDERAL           OREGON
2004.................................................       $    111,000       $    111,000
2005.................................................            317,000            317,000
2006.................................................            941,000            941,000
2007.................................................          2,620,000          2,620,000
2008.................................................          6,733,000          4,847,000
2009.................................................          8,327,000          2,179,000
2010.................................................          8,477,000          3,765,000
2011.................................................          2,249,000          2,168,000
2012.................................................          4,279,000          4,284,000
2018.................................................          2,609,000          2,609,000
2019.................................................          4,319,000          4,319,000
2020.................................................          4,758,000          4,758,000
                                                             -----------         ----------
Total................................................        $45,740,000        $32,918,000

Significant components of Agritope's deferred tax assets were as follows:

SEPTEMBER 30                                                        2000              1999
Net operating loss carryforwards.....................        $17,687,000       $ 16,158,000
Deferred compensation................................                 --            784,000
Research and experimentation credit carryforwards....            659,000            542,000
Capital loss carryforward............................            219,000                 --
Accrued expenses.....................................            194,000            162,000
Other................................................           (833,000)           667,000
                                                             ------------       ------------
Gross deferred tax assets............................         17,926,000         18,313,000
Valuation allowance..................................        (17,926,000)       (18,313,000)
                                                             ------------       ------------
Net deferred tax asset...............................        $        --        $        --


No benefit for Agritope's deferred tax assets has been recognized in the accompanying financial statements as they do not satisfy the recognition criteria set forth in Statement of Financial Accounting Standards No. 109, "Accounting For Income Taxes" ("SFAS 109"). The valuation allowance decreased by $0.4 million in 2000. The research and experimentation tax credit carryforwards will generally expire from 2004 through 2020 if not used by Agritope. The issuance of voting stock may result in a change of ownership under federal tax rules and regulations. Upon occurrence of such a change in ownership, utilization of existing tax loss and tax credit carryforwards would be subject to cumulative annual limitations.

The consolidated financial statements include the financial results of Vinifera, a 57% owned subsidiary (see Note 1). However, the tax disclosures above do not include the deferred tax assets and related valuation allowance for Vinifera's carryforwards since Vinifera is not included in the consolidated group for tax purposes. Vinifera files its tax return separately on a stand-alone basis.

AGRITOPE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8  RESEARCH AND DEVELOPMENT ARRANGEMENTS

REVENUES. Revenues from research and development arrangements are included in the accompanying consolidated statements of operations. Expenses related to projects conducted under such arrangements are included under the caption "Research and development expenses." The activity related to these arrangements is summarized as follows:

YEAR ENDED SEPTEMBER 30                            2000              1999               1998
Government research grants................   $  423,254        $  313,876         $  224,688
Research projects with strategic partners.      360,323           497,800                 --
Research projects with affiliate..........    2,305,754           236,416                 --
                                             ----------        ----------         ----------
                                             $3,089,331        $1,048,092         $  224,688

Project related expenses..................   $3,493,514        $1,331,356         $  371,184

NATIONAL INSTITUTES OF STANDARDS AND TECHNOLOGY. In October 1997, Agritope was awarded a U.S. Department of Commerce matching grant totaling $990,022 through the Advanced Technology Program of the National Institute of Standards and Technology (NIST) and covering a three-year period. Agritope was awarded the grant for use in the application of its proprietary ripening control technology to certain tree fruits and bananas. Under terms of the grant, the NIST reimburses Agritope for 49% of direct costs incurred for the projects. As of September 30, 2000, $ 98,835 was available for future reimbursement under the grant.

VILMORIN. On December 5, 1997, Agritope and Vilmorin entered into a research and development agreement covering certain vegetable and flower crops. Under the terms of the research agreement, Vilmorin will provide certain proprietary seed varieties and germplasm for use by Agritope in research and development projects to be funded by Vilmorin, in which Agritope technology, and possibly Vilmorin technology, will be applied to the various covered crops. The specific research projects to be conducted will be determined by agreement of the parties. Unless otherwise agreed, Vilmorin will pay, on a quarterly basis, all of Agritope's out-of-pocket expenses, including employee salaries and overhead, for each selected research project.

Agritope and Vilmorin have agreed to negotiate in good faith the terms of future commercialization agreements applicable to any commercial-stage products that arise out of Vilmorin-funded research. If the parties are unable to agree, commercialization terms will be determined by binding arbitration.

Vilmorin also agreed to provide additional funding totaling $1 million through the financing of research and development projects over a three-year period. As of September 30, 2000, Vilmorin had committed $160,000 to fund specified projects which are planned to be completed by June 2001. Agritope earned revenues of $360,323 and $497,800 for work completed for the Vilmorin projects in 2000 and 1999, respectively. No revenues were earned in 1998 with respect to such projects.

AGRITOPE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8  RESEARCH AND DEVELOPMENT ARRANGEMENTS, CONTINUED

AGRINOMICS LLC. In July 1999, Agritope and Aventis CropScience S.A. ("Aventis CropScience") formed Agrinomics LLC ("Agrinomics") to conduct a research, development and commercialization program in the field of agricultural functional genomics. Agritope owns a 50% interest in Agrinomics and Aventis CropScience owns the remaining 50% interest. Aventis CropScience has agreed to make capital contributions in cash totaling $20 million over a five-year period, of which $4 million and $5 million were contributed in 2000 and 1999, respectively. Agritope contributed certain technology and a collection of seed generated using such technology. Agritope and Aventis CropScience will also perform research work at their respective facilities. In 2000 and 1999, Agritope earned revenues of $2.3 million and $236,416, respectively, for work performed for Agrinomics. The technology contributed to Agrinomics by Agritope had a zero basis for financial reporting purposes. Accordingly, Agritope has recorded its investment in Agrinomics as zero and will not include in its consolidated financial statements its proportionate share of the losses of Agrinomics until such time that Agritope makes capital contributions to Agrinomics, if ever. There is no requirement for Agritope to make additional capital contributions. Summarized financial information for Agrinomics is as follows:

FINANCIAL POSITION                                                9/30/00             9/30/99
ASSETS
Current assets
Cash and marketable securities............................     $4,104,356          $4,784,798
Other accounts receivable.................................         36,696              16,404
Due from Agritope.........................................        123,860                  --
Prepaid expenses..........................................         10,000                  --
                                                              -----------     ---------------
                                                                4,274,912           4,801,202

Property, plant and equipment, net........................      2,686,384             142,940
Patents and proprietary technology, net...................         60,200                  --
                                                              -----------     ---------------
Total assets............................................       $7,021,496          $4,944,142

LIABILITIES AND MEMBERS' EQUITY
Current liabilities
Accounts payable..........................................    $   208,823         $    61,594
Due to Agritope...........................................             --             119,088
Deferred revenue..........................................        375,000                  --
                                                              -----------     ---------------
                                                                  583,823             180,682

Members' equity                                                 6,437,673           4,763,460
                                                              -----------     ---------------
Total liabilities and members' equity                          $7,021,496          $4,944,142

OPERATING RESULTS                                              YEAR ENDED         INCEPTION TO
                                                                  9/30/00             9/30/99
Research contract revenues................................  $   1,125,000        $         --

Operating expenses
Research and development..................................      3,440,639             242,369
Administration............................................        263,165              17,037
                                                              -----------     ---------------
                                                                3,703,804             259,406
Interest earned...........................................        253,017              22,866
                                                              -----------     ---------------
Net loss .................................................  $  (2,325,787)         $ (236,540)

AGRITOPE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9  COMMITMENTS AND CONTINGENCIES

Agritope leases office space and Vinifera leases office and greenhouse facilities under operating lease agreements, which require minimum annual payments as follows:

YEAR ENDING SEPTEMBER 30
2001     ................................................................     $544,936
2002     ................................................................      560,048
2003     ................................................................      326,140
2004     ................................................................       90,500
2005     ................................................................       25,500

Rent expense was $602,551, $514,762, and $556,717, for 2000, 1999, and 1998,
respectively.

NOTE 10  PROFIT SHARING AND SAVINGS PLANS

EMPLOYEE STOCK OWNERSHIP PLAN. Agritope's board of directors adopted the Agritope, Inc. Employee Stock Ownership Plan ("ESOP") in November 1997. All employees, except excluded classes, of Agritope and those of its affiliates that elect to participate, are eligible to participate in the ESOP. The employers' contribution to the ESOP each year, if any, will be determined by the Agritope board of directors, and may be made either in Agritope common stock or in cash. Contributions will be allocated to participants in proportion to their compensation. Contributions vest based on years of service over the first six years of employment, or upon the participant's earlier death, disability, or attainment of age 65. In 2000, the Company made a contribution of $57,583 to the ESOP. No contributions were made in 1999 or 1998. The ESOP holds 47,271 shares of Agritope common stock as of September 30, 2000.

401(K) PROFIT SHARING PLAN. Agritope established the Agritope, Inc. 401(k) Profit Sharing Plan (the "401(k) Plan") in November 1997. All employees (including officers), other than excluded classes, are eligible to participate. Participants may contribute up to 17% of their cash compensation on a before-tax basis, subject to an annual maximum amount that is adjusted for the cost of living ($10,500 for 2000). The first 5% of a participant's compensation is eligible for a discretionary, pro-rata employer matching contribution which will be invested in Agritope common stock. Matching contributions vest based on years of service over the first six years of employment, or upon the participant's earlier death, disability, or attainment of age 65. In 2000, 1999 and 1998, Agritope made contributions of $52,531, $40,456 and $40,502, respectively, to the 401(k) Plan. The 401(k)
plan holds 59,548 shares of Agritope common stock as of September 30, 2000.

AGRITOPE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 SEGMENT INFORMATION

In 1999, Agritope adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). Under SFAS 131, segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. Agritope's chief operating decision-maker is the chief executive officer.

Agritope is organized into two segments: The Research and Development segment develops improved plant products and provides technology to the agricultural industry. The Grapevine Propagation segment, operated by Vinifera, propagates, grows and distributes grapevine plants to the premium wine industry. It also provides disease testing and elimination services.

The accounting policies of the segments are the same as those described in Note 2, Summary of Significant Accounting Policies. The Company has no revenues outside the United States. For information as to major customers, see Note 2 "Major Customer". Selected segment information is presented in the tables below:

                                           RESEARCH AND         GRAPEVINE
                                            DEVELOPMENT       PROPAGATION              TOTAL
YEAR ENDED SEPTEMBER 30, 2000
Revenues from external sources..........     $3,089,331        $4,250,268         $7,339,599
Intersegment revenues...................             --                --                 --

Operating loss..........................     (3,937,198)       (1,355,003)        (5,292,201)
Intersegment interest income (expense)..                               --                 --
Interest income.........................        117,696             3,298            120,994
Interest expense........................             --          (205,561)          (205,561)
Other income (expense)..................             --               535                535
Segment loss............................     (3,819,502)       (1,556,731)        (5,376,233)

Depreciation and amortization...........        662,917           666,169          1,329,086
Expenditures for long-lived assets......        634,522           170,104            804,626
Segment assets..........................      4,714,662         7,049,947         11,764,609

                                           RESEARCH AND         GRAPEVINE
                                            DEVELOPMENT       PROPAGATION              TOTAL
YEAR ENDED SEPTEMBER 30, 1999
Revenues from external sources..........    $ 1,048,092       $ 2,503,377        $ 3,551,469
Intersegment revenues...................        180,296          (180,296)                --

Operating loss..........................     (4,517,213)       (1,055,465)        (5,572,678)
Intersegment interest income (expense)..         40,288           (40,288)                --
Interest income.........................        102,543               199            102,742
Interest expense........................            (27)          (21,419)           (21,446)
Other income (expense)..................             --           166,365            166,365
Segment loss............................     (4,374,409)         (950,608)        (5,325,017)

Depreciation and amortization...........        669,672           638,265          1,307,937
Expenditures for long-lived assets......        600,416           331,666            932,082
Segment assets..........................      7,529,966         7,941,216         15,471,182

AGRITOPE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 SEGMENT INFORMATION, CONTINUED

                                           RESEARCH AND         GRAPEVINE
                                            DEVELOPMENT       PROPAGATION              TOTAL
YEAR ENDED SEPTEMBER 30, 1998
Revenues from external sources..........    $   224,688       $ 2,574,976        $ 2,799,664
Intersegment revenues...................         70,869           (70,869)                --

Operating loss..........................     (4,271,627)       (1,952,813)        (6,224,440)
Intersegment interest income (expense)..        271,612          (271,612)                --
Interest income.........................        224,350                --            224,350
Interest expense........................             --            (1,248)            (1,248)
Other income (expense)..................          6,450          (131,502)          (125,052)
Segment loss............................     (3,769,215)       (2,357,175)        (6,126,390)

Depreciation and amortization...........        442,826           508,383            951,209
Expenditures for long-lived assets......      1,903,973           869,645          2,773,618
Segment assets..........................      7,395,950         6,994,376         14,390,326

RECONCILIATION OF LOSSES. The following table reconciles segment losses to consolidated net loss:

YEAR ENDED SEPTEMBER 30                            2000              1999               1998
Segment losses .....................       $(5,376,233)       $(5,325,017)       $(6,126,390)
Gain on sale of stock of Vinifera ..              --              289,603               --
Minority interest in Vinifera losses           669,394            360,008            882,423
Merger related costs ...............          (503,488)              --                 --
Gain on sale of investment in
  affiliated company ...............           124,670               --                 --
OTHER, NET .........................            42,076               --                 --
                                           -----------        -----------        -----------
Net loss ...........................       $(5,043,581)       $(4,675,406)       $(5,243,967)

(b)      Pro Forma Financial Information

The following unaudited pro forma condensed combined financial statements give effect to the Merger of Exelixis and Agritope, and the 1999 acquisition by Exelixis of substantially all of the assets of MetaXen, LLC ("MetaXen"), applying the purchase method of accounting. The unaudited pro forma condensed combined balance sheet gives effect to the Merger of Exelixis and Agritope as if it had occurred on September 30, 2000. The acquisition of substantially all of the assets of MetaXen occurred on July 11, 1999; accordingly, the unaudited balance sheet of Exelixis at September 30, 2000 reflects the acquisition of the MetaXen assets. The unaudited pro forma condensed combined statements of operations give effect to the Merger of Exelixis and Agritope and the 1999 acquisition of the MetaXen assets as if they had both occurred on January 1, 1999.

For pro forma purposes, (i) Exelixis' unaudited balance sheet as of September 30, 2000 has been combined with Agritope's audited consolidated balance sheet as of September 30, 2000 as if the Merger had occurred on September 30, 2000, (ii) Exelixis' audited statement of operations for the year ended December 31, 1999, which includes the results of MetaXen subsequent to the acquisition date of July 11, 1999, has been combined with MetaXen's unaudited statement of operations from the period from January 1, 1999 to July 11, 1999 and (iii) the Exelixis/MetaXen unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999, and the Exelixis unaudited statement of operations for the nine months ended September 30, 2000, have been combined with Agritope's audited consolidated statement of operations for the year ended September 30, 1999 and the unaudited consolidated statement of operations for the nine months ended September 30, 2000, respectively, as if the Merger had occurred on January 1, 1999. Agritope's revenues and net loss for the quarter ended December 31, 1999, which have been excluded from the pro forma statements of operations, were $600,934 and $(1,321,057), respectively.

The unaudited pro forma condensed combined financial information has been prepared on the basis of assumptions described in the notes thereto and includes assumptions relating to the allocation of the consideration paid for the assets and liabilities of Agritope based on management's preliminary estimates of their fair value. Under the purchase method of accounting, the aggregate consideration paid is allocated to the tangible and identifiable intangible assets acquired, and liabilities assumed, on the basis of their respective fair values on the transaction date. The final allocation of such consideration may differ from that reflected in the unaudited pro forma condensed combined financial information after the completion of an independent valuation and other procedures to be performed after the closing of the Merger. Exelixis does not expect that the final allocation of the aggregate purchase price for the Merger will differ materially from the preliminary allocations. In the opinion of Exelixis, all adjustments necessary to present fairly such unaudited pro forma condensed combined financial information have been made based on the terms and structure of the Merger.

The unaudited pro forma information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and is presented for illustrative purposes only. Such information is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated on January 1, 1999 or September 30, 2000, respectively, nor is it necessarily indicative of future operating results or financial position.

These pro forma condensed combined financial statements are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements and the related notes thereto, "Exelixis Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Agritope Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Form S-4.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               SEPTEMBER 30, 2000
                                 (IN THOUSANDS)

                                                                             PRO FORMA     REFERENCE   PRO FORMA
                                                   EXELIXIS    AGRITOPE     ADJUSTMENTS    (NOTE 2)     COMBINED
                                                  ----------- -----------  -------------- ----------- ------------
ASSETS
Current assets:
  Cash and cash equivalents                         $ 39,317    $  1,373                                $  40,690
  Short-term investments                              79,601          --                                   79,601
  Trade accounts receivable,
    net                                                   --         713                                      713
  Other receivables                                    2,299         152                                    2,451
  Inventories                                             --       4,440                                    4,440
  Other current assets                                 2,048         111                                    2,159
                                                  ----------- -----------                             ------------
    Total current assets                             123,265       6,789                                  130,054

Property and equipment, net                           19,441       2,882                                   22,323
Related party receivables                                393          --                                      393
Goodwill and other intangible assets                      --       2,051         $55,057 (A)               57,108
Other assets                                           1,284          43                                    1,327
                                                  ----------- -----------  --------------             ------------
    Total assets                                    $144,383    $ 11,765         $55,057                $ 211,205
                                                  =========== ===========  ==============             ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses             $  4,718    $  2,473          $5,900 (B)            $  13,091
  Current portion of capital lease obligations         2,466           3                                    2,469
  Current portion of notes payable                     1,634           5                                    1,639
  Revolving line of credit                                --       1,484                                    1,484
  Advances from minority shareholders of
    subsidiary                                            --         868                                      868
  Deferred revenue                                     5,061         555                                    5,616
                                                  ----------- ----------- --------------             ------------
    Total current liabilities                         13,879       5,388           5,900                   25,167

Capital lease obligations                              3,882          --                                    3,882
Notes payable                                          2,091           1                                    2,092
Other long-term liability                                104          --                                      104
Deferred revenue                                       9,184          --                                    9,184
Minority interest                                         --       1,534                                    1,534
                                                  ----------- -----------  --------------             ------------
    Total liabilities                                 29,140       6,923           5,900                   41,963
                                                  ----------- -----------  --------------             ------------

Stockholders' equity:
  Convertible preferred stock                             --           7              (7) (C)                  --
  Common stock                                            45          42             (39) (C), (D)             48
  Additional paid-in-capital                         212,038      60,931          31,183  (C), (D)        304,152
  Notes receivable from stockholders                  (2,057)         --                                   (2,057)
  Deferred stock compensation                        (13,020)         --                                  (13,020)
  Accumulated other comprehensive income                 223          --                                      223
  Accumulated deficit                                (81,986)    (56,138)         18,020  (C), (E)       (120,104)
                                                  ----------- -----------  --------------             ------------
    Total stockholders' equity                       115,243       4,842          49,157                  169,242
                                                  ----------- -----------  --------------             ------------
    Total liabilities and stockholders' equity      $144,383    $ 11,765     $    55,057                $ 211,205
                                                  =========== ===========  ==============             ============

   See notes to unaudited pro forma condensed combined financial statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 EXELIXIS/
                                                                  METAXEN
                                                                  PRO FORMA                 PRO FORMA                PRO FORMA
                                         EXELIXIS     METAXEN     COMBINED     AGRITOPE    ADJUSTMENTS   REFERENCE    COMBINED
                                       ------------ ----------- ------------- ----------- -------------- ---------- ------------
Revenues:
    Product sales                         $     --      $   --       $    --     $ 2,503                                $ 2,503
    License                                  1,046          --         1,046          --                                  1,046
    Contract and government grants           9,464       2,297        11,761         812                                 12,573
    Research projects with affiliate            --          --            --         236                                    236
                                       ------------ ----------- ------------- -----------                           ------------
       Total revenues                       10,510       2,297        12,807       3,551                                 16,358
                                       ------------ ----------- ------------- -----------                           ------------

Costs and expenses:
    Product costs                               --          --            --       2,334                                  2,334
    Research and development
                                            21,653       3,328        24,981       3,105                                 28,086
    Selling, general and
      administrative                         7,624         513         8,137       3,685                                 11,822
    Amortization of purchased
      intangibles                               --          --            --          --        $ 4,123  Note 3           4,123
                                       ------------ ----------- ------------- ----------- --------------            ------------
        Total operating expenses            29,277       3,841        33,118       9,124          4,123                  46,365
                                       ------------ ----------- ------------- ----------- --------------            ------------
Loss from operations                       (18,767)     (1,544)      (20,311)     (5,573)        (4,123)                (30,007)

Other income (expense), net:
   Interest income                             571           9           580         103                                    683
   Interest expense                           (525)        (72)         (597)        (21)                                  (618)
   Other, net                                   --          --            --         455                                    455
                                       ------------ ----------- ------------- -----------                           ------------
                                                46         (63)          (17)        537                                    520
                                       ------------ ----------- ------------- -----------                           ------------

Minority interest in subsidiary net loss        --          --            --         360                                    360
                                       ------------ ----------- ------------- ----------- --------------            ------------
Net loss                                $  (18,721)   $ (1,607)    $ (20,328)    $(4,676)     $  (4,123)               $(29,127)
                                       ============ =========== ============= =========== ==============            ============

Net loss per share, basic and diluted   $    (4.60)                $   (5.00)                                          $  (1.03)
                                       ============             =============                                       ============
Shares used in computing net loss
   per share, basic and diluted              4,068                     4,068                                 Note 5      28,388
                                       ============             =============                                       ============

   See notes to unaudited pro forma condensed combined financial statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 2000
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     PRO FORMA                     PRO FORMA
                                          EXELIXIS     AGRITOPE      ADJUSTMENTS     REFERENCE      COMBINED
                                         ----------- ------------ ----------------- ------------ --------------
Revenues:
    Product sales                           $    --     $  4,205                                      $  4,205
    License                                   2,771           --                                         2,771
    Contract and government grants           14,914          592                                        15,506
    Research projects with affiliate             --        1,942                                         1,942
                                         ----------- ------------                                --------------
       Total revenues                        17,685        6,739                                        24,424
                                         ----------- ------------                                --------------

Costs and expenses:
    Product costs                                --        4,459                                         4,459
    Research and development                 34,937        3,369                                        38,306
    Selling, general and administrative      13,685        2,761                                        16,446
    Amortization of purchased                    --           --          $  3,093  Note 3               3,093
      intangibles                        ----------- ------------ -----------------              --------------

        Total operating expenses             48,622       10,589             3,093                      62,304
                                         ----------- ------------ -----------------              --------------
Loss from operations                        (30,937)      (3,850)           (3,093)                    (37,880)

Other income (expense), net:
   Interest income                            4,166           75                                         4,241
   Interest expense                            (488)        (164)                                         (652)
   Other, net                                    --         (335)                                         (335)
                                         ----------- ------------                                --------------
                                              3,678         (424)                                        3,254
                                         ----------- ------------                                --------------

Minority interest in subsidiary net loss         --          552                                           552
                                         ----------- ------------ -----------------              --------------
Net loss                                  $ (27,259)    $ (3,722)       $   (3,093)                  $ (34,074)
                                         =========== ============ =================              ==============

Net loss per share, basic and diluted     $   (1.00)                                                  $  (0.90)
                                         ===========                                             ==============
Shares used in computing net loss
   per share, basic and diluted              27,235                                     Note 5          37,746
                                         ===========                                             ==============

   See notes to unaudited pro forma condensed combined financial statements.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

On December 8, 2000, Exelixis acquired all of the outstanding shares of Agritope. Pursuant to the terms of the Merger, the unaudited pro forma condensed combined financial information reflects the issuance of approximately 1.7 million shares of Exelixis common stock in exchange for all of the outstanding shares of Agritope Series A preferred and common stock. The number of shares of Exelixis common stock to be issued is based on Agritope's capitalization at November 30, 2000 and reflects an exchange ratio of 0.35, which was determined pursuant to a formula set forth in the Merger Agreement. Certain options and warrants to purchase approximately 2.6 million shares of Agritope Series A preferred and common stock will be assumed by Exelixis pursuant to the Merger and converted into fully vested options and warrants to purchase approximately 890,000 shares of Exelixis common stock.

The total estimated consideration for the Merger is approximately $93.4 million, which consists of Exelixis common stock, options and warrants valued at $92.1 million and estimated Exelixis transaction costs of $1.3 million. Exelixis transaction costs include financial advisory, legal, accounting and other fees.

Based upon an independent valuation of the tangible and intangible assets acquired, Exelixis management has allocated the total cost of the merger to the assets acquired and liabilities assumed at September 30, 2000 as follows (in thousands):

 Tangible assets acquired....................................           $9,696
 In-process research and development.........................           38,117
 Developed technology........................................              456
 Patents/core technology.....................................            3,697
 Assembled workforce.........................................              958
 Goodwill....................................................           51,997
 Liabilities assumed.........................................          (11,506)
                                                                ---------------
                                                                       $93,415
                                                                ===============

The valuation of the purchased in-process research and development of $38.1 million was based upon the results of an independent valuation using the income approach for each of the ten projects in-process. The in-process projects relate primarily to the development of disease and insect resistant fruits and vegetables and are expected to be completed over approximately the next three to six years. The income approach estimates the value of each acquired project in-process based on its expected future cash flows. The valuation analysis considered the contribution of the core technology as well as the percent complete of each in-process research and development project. The expected present value of the cash flows associated with the in-process research and development projects was computed using a risk adjusted rate of return of 35% which is considered commensurate with the overall risk and percent complete of the in-process projects. The purchased technology was not considered to have reached technological feasibility, and it has no alternative future use, accordingly, it has been charged to the pro forma combined accumulated deficit and has not been reflected in the pro forma condensed combined statements of operations.

The revenues, expenses, cash flows and other assumptions underlying the estimated value of the purchased in-process research and development involve significant risks and uncertainties. The risks and uncertainties associated with completing the acquired in-process projects include obtaining the necessary regulatory approvals in a timely manner and being able to successfully and profitably produce, distribute and sell products.

The unaudited pro forma information presented is not necessarily indicative of future results of operations of Exelixis or the combined results of operations which would have resulted had the Merger of Exelixis and Agritope and the 1999 acquisition of the MetaXen assets taken place during the periods presented. The unaudited pro forma statements reflect the effects of the Merger of Exelixis and Agritope, and the 1999 acquisition by Exelixis of substantially all of the assets of MetaXen, applying the purchase method of accounting, assuming the Merger occurred as of September 30, 2000 for the purposes of the unaudited pro forma condensed combined balance sheet and as of January 1, 1999 for the purposes of the unaudited pro forma condensed combined statements of operations.

There were no material differences in the accounting policies of Exelixis, MetaXen or Agritope for the periods presented.

NOTE 2. UNAUDITED PRO FORMA BALANCE SHEET

The unaudited pro forma condensed combined balance sheet includes the adjustments necessary to give effect to the Merger of Exelixis and Agritope as if it had occurred on September 30, 2000 and to reflect the allocation of purchase price to the fair value of tangible and intangible assets acquired as noted above, including the charge to accumulated deficit for acquired in-process research and development and the elimination of the Agritope stockholders' equity accounts. Adjustments included in the pro forma condensed combined balance sheet are summarized as follows:

(A) Record goodwill and other intangible assets of $57.1 million and elimination of intangible assets on the balance sheet of Agritope as of the acquisition date;
(B) Accrual of transaction related costs of approximately $1.3 million for Exelixis and $4.6 million for Agritope;
(C)      Elimination of the Agritope stockholder equity accounts;
(D) Issuance of Exelixis common stock, $0.001 par value, and options and warrants to purchase common stock, as discussed above. The value of the Exelixis common stock is equal to the product of 1,712,290 shares multiplied by approximately $39.04 per share, while the options and warrants have been assigned a value of approximately $25.3 million; and
(E) Charge to operations for in-process research and development of approximately $38.1 million.

NOTE 3. UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

The audited pro forma condensed combined statements of operations include the adjustments necessary to give effect to the Merger as if it had occurred on January 1, 1999. Adjustments consist of the amortization of acquired intangible assets using the following estimated useful lives:

      Developed technology............................................       5 years
      Patents/core technology.........................................      15 years
      Assembled workforce.............................................       3 years
      Goodwill........................................................      15 years

NOTE 4. METAXEN ACQUISITION

On July 11, 1999, Exelixis acquired substantially all the assets of MetaXen. In addition to paying cash consideration of $870,000, the Company assumed a note payable relating to certain acquired assets with a principle balance due of $1.1 million. The Company also assumed responsibility for a facility sub-lease relating to the office and laboratory space occupied by MetaXen. This transaction was recorded using the purchase method of accounting. The allocation of the aggregate purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed in connection with this acquisition was based on estimated fair values as determined by management. The purchase price allocation is summarized below (in thousands):

      Laboratory and computer equipment...............................         $1,645
      Leasehold improvements..........................................            175
      Other tangible assets...........................................            155
      Note payable....................................................         (1,105)
                                                                          --------------
                                                                               $  870
                                                                          ==============

This transaction is already reflected in the historical balance sheet of Exelixis at December 31, 1999. Pro forma adjustments relating to interest income and interest expense were not material to the unaudited pro forma combined financial statement.

NOTE 5. PRO FORMA NET LOSS PER SHARE

Pro forma net loss per share, basic and diluted, are computed as follows:

                                                                      Nine Months Ended       Year Ended
                                                                     September 30, 2000   December 31, 1999
                                                                    -------------------- -------------------
                                                                    (In thousands, except per share amounts)
Net loss                                                                  $(34,074)           $(29,127)
                                                                    ==================== ===================
Shares used in computing net loss per share, basic and diluted              27,235               4,068

Pro forma adjustments:
   Weighted effect of assumed conversion of convertible preferred
     stock                                                                   8,799              22,608
   Effect of common stock issued in Agritope Merger                          1,712               1,712
                                                                    -------------------- -------------------

Shares used in computing net loss per share, basic and diluted              37,746              28,388
                                                                    ==================== ===================
Pro forma net loss per share, basic and diluted                           $  (0.90)           $  (1.03)
                                                                    ==================== ===================

Shares of common stock issuable upon the exercise of Exelixis stock options and warrants, and shares issuable upon the conversion of preferred stock and notes payable have been excluded from the computation of basic and diluted net loss per share as their effect would be antidilutive. Further, options and warrants to purchase Agritope Series A preferred stock and Agritope common stock, which have been assumed by Exelixis pursuant to the Merger and converted into options and warrants to purchase approximately 890,000 shares of Exelixis common stock, have also been excluded from the computation basic and diluted net loss per share as their effect would be antidilutive.

             -------------------------------------------------------

(c)  Exhibits

2.1 Agreement and Plan of Merger and Reorganization, dated as of September 7, 2000, by and among Exelixis, Inc., Athens Acquisition Corp. and Agritope, Inc. (Incorporated by reference to Annex A of Exelixis' Registration Statement on Form S-4 (No. 333-47710), as amended).

23.1     Consent of Arthur Andersen LLP, Independent Public Accountants.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Date:  December 20, 2000


                     EXELIXIS, INC.


                     /S/ Glen Y. Sato
                     ------------------
                     Glen Y. Sato
                     Chief Financial Officer, Vice President of Legal Affairs
                       and Secretary
                     (PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER)

                                INDEX TO EXHIBITS


EXHIBIT
NUMBER   DESCRIPTION OF DOCUMENT

2.1 Agreement and Plan of Merger and Reorganization, dated as of September 7, 2000, by and among Exelixis, Athens Acquisition Corp. and Agritope, Inc. (Incorporated by reference to Annex A of Exelixis' Registration Statement on Form S-4 (No. 333-47710), as amended).

23.1     Consent of Arthur Andersen LLP, Independent Public Accountants.